ASIC

Australian Securities & Investments Commission

# Certificate of Registration of a Company

**This is to certify that**

**COSMOS CAPITAL LIMITED**

**Australian Company Number 636 458 912**

**is a registered company under the Corporations Act 2001 and is taken to be registered in Victoria.**

**The company is limited by shares.**

**The company is a public company.**

**The day of commencement of registration is the twenty-sixth day of September 2019.**

CERTIFICATE

**Issued by the**
**Australian Securities and Investments Commission**
**on this twenty-sixth day of September, 2019.**

**James Shipton**
**Chair**